EXHIBIT 10.1

Employment Contract for David James Stevens

PRIVATE & CONFIDENTIAL

16 August 2010

Mr. David James Stevens

c/o Investment Technology Group

River Plate House, 7-11 Finsbury Circus

London EC2M 7EB

U.K.

Dear David,

We are pleased to confirm our offer of employment with ITG Securities (Asia) Limited (“ITG”) as the Chief Executive Officer - Asia Pacific subject to you having obtained a valid work visa in Hong Kong.  Your corporate title will be Managing Director.  The terms and conditions of your employment contract with ITG are set out below (the “Employment Contract”).

COMMENCEMENT DATE

You will commence employment with ITG on 16 August 2010 or such other date as agreed between yourself and ITG (the “Start Date”).  In the position of Chief Executive Officer — Asia Pacific, you will report to the Chief Executive Officer and President of Investment Technology Group, Inc. (the “Company”). Your place of employment will be at ITG’s offices in Hong Kong.

Continuity of employment within the Company and its subsidiaries (the “ITG Group”) will be recognized from 7 March 2005 which was the date of commencement of employment with Investment Technology Group Europe Ltd. in the UK.  For the purposes of determining your statutory benefits in Hong Kong, your commencement date at ITG Securities (Asia) Limited will be used as the beginning of the calculation period.

BASE SALARY

Your base salary will be HKD3,300,000 per annum and it will be paid to you in 12 equal monthly instalments of HKD275,000 in arrears to your nominated bank account in Hong Kong.  Your base salary will be subject to any lawful or authorised deductions, where applicable.

BONUS

ITG has a discretionary bonus pool.  Such bonuses:

•                  are not contractual;

•                  are awarded on an entirely discretionary basis in whatever form or amount and at whatever time ITG determines; and

•                  may be payable depending upon your individual performance as well as the overall performance of ITG and such other factors as ITG may determine.

ANNUAL LEAVE

ITG’s holiday year is a calendar year running from 1 January to 31 December.  You will be entitled to 25 working days of paid annual leave, accrued on a pro-rata basis.  A number of these days are statutory leave entitlements and the remainder are non-statutory leave entitlements (“Non-Statutory Entitlements”).  Statutory leave may be carried forward to the following calendar year.

While Non-Statutory Entitlements are cumulative, such accrued entitlements must be taken within the current holiday calendar year.  There is no entitlement to payment in lieu of Non-Statutory Entitlements not taken within the relevant holiday calendar year.  However, Non-Statutory Entitlements may be carried forward to future years with the specific agreement of Company management.

You must take at least 5 consecutive days of annual leave in each calendar year.  The taking of annual leave is to be agreed in advance.

INSURANCE

You and your family will be offered coverage in ITG’s International Medical and Dental Plan.  Details will be forwarded to you under separate cover. Also, ITG currently offers life insurance cover and permanent health insurance (disability insurance) cover in which you may participate. Participation in these schemes is voluntary and the provision of each of these benefits is discretionary, not contractual. ITG reserves the right to cease or change this coverage and offering at any time.

WORK PERMIT/VISA

We will coordinate with our Immigration Representative to assist in obtaining the proper visas and work permits for you, and visas for your family.  To the extent that you pay any visas, passport, and/or immigration expenses personally, you will be reimbursed per the instructions provided to you.

MEDICAL EXAMS

We strongly suggest that you and your family have a medical examination prior to your departure.  This is intended for your own safety to enable you to clarify any medical concerns prior to the start of the assignment.

RELOCATION ALLOWANCE

Upon receipt of this Employment Contract signed by you, and confirmation that your pre-transfer tax consultations were conducted, ITG will provide a lump sum payment to you in the amount of GBP 10,000 in accordance with the International Transfer Policy.

SHIPMENT OF HOUSEHOLD BELONGINGS

The Company will assist in contracting a relocation company to move your household belongings to your new location.  You will be entitled to (a) air ship 500 pounds plus 250 pounds per additional family member to your new location and (b) surface ship your other household goods, limited to a 40-foot container, in each case in accordance with the International Transfer Policy.

HOUSING

During the first three years of your assignment in Hong Kong, ITG will provide you with a housing allowance of up to HKD115,000 per month to offset the cost of renting  accommodation.

RELOCATION TAX POLICY

You will be provided with a pre-transfer tax consultation with a Company-designated tax services provider.  Tax preparation services will be provided by the designated tax services provider for the Home and Host Country tax returns for the first year of transfer and the year after transfer.  The tax services program does not cover personal financial tax planning.

MANDATORY PROVIDENT FUND

ITG will make mandatory contributions on your behalf as required under the Mandatory Provident Fund Ordinance to ITG’s nominated mandatory provident fund scheme.  You will be required to participate in ITG’s mandatory provident fund scheme.  ITG may, at its absolute discretion, contribute an additional amount towards a voluntary provident scheme.  Details of this scheme will be provided to you.

EXCLUSIVE SERVICE

During your employment, you will devote your attention and skills exclusively to the business of ITG and you will use your best endeavours to promote the interests and business welfare of ITG.  You will not, during your employment with ITG, work or take employment for any other party without the prior written consent of the Company’s Chief Executive Officer.

You shall carry out your duties in a proper, loyal and efficient manner and shall use your best endeavours to promote the interest and reputation of ITG and not do anything that is harmful to it.

COMPLIANCE WITH INDUSTRY STANDARDS

ITG operates within the highly regulated securities industry.  Each of ITG’s employees must be aware of, and indicate his or her compliance with, the industry standards, laws and regulations.

In accepting this offer of employment, you agree that you are aware of, and will comply with all, applicable laws, rules and regulations of the securities industry that are applicable to you and ITG.

COMPLIANCE WITH ITG’S POLICIES AND PROCEDURES

In accepting this offer of employment, you agree that you will comply with ITG’s internal policies and procedures (including those of any companies within the ITG Group, as applicable) (“Policies”), including those set out in ITG’s Staff Handbook and Compliance Manual.  Further, upon commencement of your employment, you agree that you will sign an acknowledgment confirming that you have read and will comply with the relevant policies set out in ITG’s Compliance Manual and Staff Handbook (including the disciplinary procedures set out therein).

If at any time during your employment with ITG there is an inconsistency between the terms of your employment and any applicable laws, rules and regulations of the securities industry or the contents of the Staff Handbook, the Compliance Manual or Policies, you agree that the terms of your employment will be modified in accordance with such laws, rules and regulations of the securities industry or the contents of the Staff Handbook, the Compliance Manual or Policies.

Please note that the Policies and ITG’s Staff Handbook will be applied at ITG’s or the Company’s discretion, taking into account the circumstances of each particular case.  Further, the contents of the Policies and the Staff Handbook are for the sole benefit of ITG and/or the Company and they may be varied from time to time at ITG’s or the Company’s sole discretion as applicable.

CONFIDENTIALITY

Due to the competitive nature of the industry in which ITG operates, employees must indicate that they fully understand the confidentiality requirements of ITG.

It is agreed that, both during the continuance of your employment and after the termination of your employment, you will keep confidential and not divulge or make use of, either directly or indirectly, any information of a confidential or proprietary nature concerning the practice, business, dealings and affairs of ITG (or any companies within the ITG Group or their respective customers), acquired as a direct or indirect result of your employment with ITG.

You agree that at the commencement of your employment with ITG, you will sign ITG’s Employee Intellectual Property and Confidentiality Agreement, a copy of which is enclosed.

Further, the contents of this Employment Contract, particularly the references to remuneration and benefits, are strictly confidential and must not be disclosed to anyone inside or outside of ITG save as may be required by you to fulfil any statutory obligation, to instruct professional advisers (on a confidential basis) or to disclose to members of your immediate family (on a confidential basis).

INTELLECTUAL PROPERTY

As a result of the competitive nature of the industry in which ITG operates, employees must indicate that they fully understand the requirements with respect to intellectual property.

You acknowledge that any of the documents, electronic files or other inventions created during and in the course of your employment with ITG, either individually or jointly with others, is the property of ITG.

You agree to disclose to ITG all inventions, novel designs and works created during and pursuant to your employment with ITG.  You shall, both during and after the term of this Employment Contract, do all such acts and things, and sign all such documents as ITG or its representatives may reasonably request, to secure to ITG the ownership or registration rights in the invention and works.  Undertakings regarding confidential information will apply to the intellectual property created by you.

As stated above, you agree that at the commencement of your employment with ITG, you will sign ITG’s Employee Intellectual Property and Confidentiality Agreement.

EMPLOYEE DATA

ITG will treat as confidential all personal data obtained from you or collated in relation to you.  This personal data file will be used for internal purposes relating to your employment, including by way of example, for matters such as training, promotion and staff benefits.

It might also be necessary from time to time for certain information about you to be disclosed to other companies, agents or third parties, such as insurance companies and industry regulators, for purposes relating directly or indirectly to your employment.  Such data may, if required, be sent outside Hong Kong.  ITG agrees that, if it is required to transmit such information to a third party, it shall notify you of such transmission, unless the law prevents ITG from providing you with such notification.  By signing and returning a duplicate of this Employment Contract, you confirm your consent to such disclosures and transfers.

COVENANT

In the event that your employment with ITG ends (whether by termination with cause, without cause or resignation), you hereby covenant that you will not for a period of six months after the termination of your employment solicit or entice away or endeavour to solicit or entice away from any company within the ITG Group, including ITG, any person whom at the date of termination or at any time during the six months prior to that date is or was employed or engaged by any company within the ITG Group, including ITG (whether or not such person would commit a breach of his/her employment contract by so doing).

TERMINATION OF THE EMPLOYMENT CONTRACT — WITH NOTICE

This Employment Contract may be terminated at any time prior to the third anniversary of the Start Date either by you or ITG giving six months’ notice in writing or making a payment in lieu of such notice equivalent to six months’ salary. Following the third anniversary of the Start Date, this Employment Contract may be terminated either by you or ITG by giving three months’ notice in writing or making a payment in lieu of such notice equivalent to three months’ salary.  ITG reserves the right to pay the equivalent of three or six months’ salary, as applicable, and no longer require your presence at the work place.  In these circumstances, you shall remain in ITG’s employ for the three-month period or six-month period, as applicable, for which you have been paid commencing upon the date that notice was given.

Should your employment be terminated by mutual consent and alternative employment within the ITG Group be offered and accepted by you, the notice periods shall not apply and there shall be no payment of salary in lieu of any notice period.

If you voluntarily terminate employment from ITG at any time prior to the third anniversary of the Start Date, a pro-rata repayment of relocation expenses will be due to the Company based on the schedule included in the International Transfer Policy.

If your employment contract is terminated by ITG without cause (and not due to death or disability) at any time prior to the third anniversary of the Start Date, then:

1.               ITG shall pay you, through the date of your termination of employment, base salary at the rate then in effect, together with your statutory entitlements in accordance with the standard payroll practices of ITG;

2.               ITG shall pay you an amount in cash equal to your Average Bonus (as defined below) pro rated for the number of full and partial months during the calendar year in which such termination of employment occurs, and such payment shall be made in a lump sum within 7 days after the date of such termination of employment (or, if the Average Bonus is calculated based upon the actual achievement of applicable performance objectives, then at the time provided in accordance with the applicable terms of the bonus plan in effect during the year in which your termination of employment occurs);

3.               ITG shall pay you an amount in cash equal to one (1) times the sum of (A) your annual base salary in effect immediately prior to the date of your notice of termination of employment, and (B)  your Average Bonus; and such payment shall be made in a lump sum within 7 days after the date of such termination of employment (or, if the Average Bonus is calculated based upon the actual achievement of applicable performance objectives, then the payment representing your Average Bonus amount will be paid at the time provided in accordance with the applicable terms of the bonus plan in effect during the year in which your termination of employment occurs);

Average Bonus means the average of the annual bonuses paid to you by ITG or any ITG Group company for the three years immediately preceding the year in which your termination of employment with ITG occurs. For the avoidance of doubt, annual bonuses shall include any bonus amounts paid in the form of Basic Units awarded under the Company’s Equity Deferral Award Program Subplan (or any successor thereto).

TERMINATION OF THE EMPLOYMENT CONTRACT – WITHOUT NOTICE

There are certain situations in which ITG reserves the right to terminate this Employment Contract without notice, effective immediately, without the payment of the three months’ or six months’, as applicable, salary in lieu of notice.  Such situations may arise and would be considered a termination with cause, for example, if:

1.               You commit a material breach of this Employment Contract or the Company’s Policies;

2.               You breach any of the laws, rules or regulations which govern the securities industry either in Hong Kong or, as applicable, internationally;

3.               You wilfully disobey a lawful and reasonable order from your Manager;

4.               You become bankrupt or enter into any arrangement with your creditors;

5.               You are convicted of a criminal offence;

6.               You are guilty of fraud or dishonesty;

7.               You engage in misconduct, such conduct being inconsistent with the due and faithful discharge of your duties;

8.               You are habitually neglectful of your duties;

9.               You engage in any conduct tending, in the reasonable opinion of ITG, to bring yourself or ITG, its clients or its related companies into disrepute or you engage in conduct that, in the reasonable opinion of ITG, is detrimental to the interests of ITG, its employees, its clients or its related companies.

CONDITIONS PRECEDENT

This Employment Contract is subject to you:

1.               gaining registration with any appropriate regulatory bodies, including attempting and passing any regulatory examinations, if applicable and when requested;

2.               making a successful application for a work permit, if applicable;

3.               passing a medical examination confirming your fitness to work, if so requested by the relevant medical insurance company;

4.               agreeing to execute an Employee Intellectual Property and Confidentiality Agreement;

5.               agreeing that you will read and will comply with the contents and procedures outlined in ITG’s Staff Handbook and Compliance Manual; and

6.               not having any binding or restrictive covenants from your prior employer that may restrict or impede your activities with ITG.

OTHER

Any portion of this Employment Contract may be varied, waived or amended by written agreement between you and ITG.  That variation, waiver or amendment shall apply only to the agreed portion or portions of the Employment Contract and shall not affect the remainder of the Employment Contract.

Should any part of this Employment Contract be invalid or unenforceable for any reason whatsoever, the remainder of the Employment Contract shall remain effective and enforceable by you and ITG.

This Employment Contract, together with any other documents referred to in this contract, supersedes all other agreements both oral and in writing between ITG and you (other than those expressly referred to herein) and you and any ITG Group company, including but not limited to (i) the Offer Letter dated June 24, 2010 and (ii) the Contract of Employment dated February 14, 2005.  You acknowledge that you have not entered into this Employment Contract in reliance upon any representation, warranty or undertaking which is not set out in this contract or expressly referred to in it as forming part of your contract of employment.

This Employment Contract is governed by, and shall be construed in accordance with, the laws of the Hong Kong Special Administrative Region.

This offer of employment is valid for seven days from the date of this letter.  Please indicate your acceptance of the above terms of employment by signing, dating and returning the attached duplicate of this letter to ITG.

On behalf of the management and staff of ITG, I would like to take this opportunity to formally welcome you as our new Chief Executive Officer – Asia Pacific and look forward to achieving the goals we have set for the region.

Yours sincerely,

For and on behalf of

ITG Securities (Asia) Limited

/s/ Robert C. Gasser
Robert C. Gasser
Director

I agree and accept the terms and conditions of this Employment Contract as set out above.

Signature:	/s/ David James Stevens	Date:	August 27, 2010
David James Stevens
Passport No. 540172167 UK